Exhibit 99.1

Amplify Energy Announces Second Quarter 2026 Results and Approval of Share Repurchase Program

HOUSTON, August 10, 2026 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) today announced operating and financial results for the second quarter of 2026.

On August 6, 2026, the Company's board of directors approved a share repurchase program authorizing the repurchase of up to $15.0 million of Amplify's common stock, representing approximately 10% of the Company's currently outstanding shares using recent prices. Under the share repurchase program, repurchases may begin after market open on August 11, 2026 and continue through and including December 31, 2026.

Recent Developments and Second Quarter Highlights

●Recently, Amplify achieved the following milestones:
o	Received approval from the board of directors to repurchase up to $15.0 million of Amplify’s common stock
◾	Using recent prices, a fully executed program would represent approximately 10% of outstanding shares
o	Continued the development program at Beta, drilling two additional wells with promising initial results:
◾	Completed the C29 well in June with a peak IP30 of approximately 525 Bopd
◾	Completed the C16 well in July with a peak IP30 of approximately 550 Bopd
●During the second quarter of 2026, the Company:
o	Averaged total production of 6.8 Mbopd (100% oil), an increase of approximately 6% compared to the prior quarter
o	Reported net income of $17.3 million in the second quarter compared to a net loss of $38.1 million in the first quarter, primarily driven by changes in commodity derivative instruments.
o	Generated net cash provided by operating activities of $2.8 million.
o	Delivered Adjusted EBITDA(1) of $8.6 million and Adjusted Net Loss(1) of $1.7 million, an increase of $4.8 million and a decrease of $2.1 million, respectively, compared to the prior quarter
o	Obtained royalty relief at the Beta field, effective May 1, 2026, lowering the Company's royalty burden from approximately 25.0% to 12.5%
◾	Since May 1, 2026, royalty relief increased Amplify’s average net production by over 600 bbls/d while improving revenue and cash flow by approximately $3.0 million (approximately $1.5 million per month)
o	Continued the strategic evaluation of Bairoil’s potential role in carbon storage and low-carbon initiatives
◾	Effective June 1, 2026, Amplify amended its CO₂ purchase agreement, which increased Amplify’s realized rebate from Section 45Q tax credits, thereby lowering Amplify’s lease operating expenses

◾	As a result of the amended agreement, Amplify expects to further reduce its CO₂ costs at Bairoil by approximately $5.0 million per year
o	As of June 30, 2026, Amplify had no outstanding debt under its revolving credit facility and liquidity of $36.2 million, consisting of $21.2 million of cash on hand and available borrowing capacity of approximately $15.0 million

(1) A non-GAAP financial measure; see the “Use of Non-GAAP Financial Measures” section in this release for more information including reconciliations to the most comparable GAAP measures.

Dan Furbee, the Company's Chief Executive Officer, stated, “Amplify continues to focus on activities that we expect will meaningfully enhance shareholder returns. In the past two months, Amplify successfully drilled and completed the C29 and C16 wells at Beta. Both wells were drilled in the Joulters fault block and are producing at expected rates. These two new wells, in combination with royalty relief, have meaningfully increased our net production, revenue and cash flow at Beta.”

Mr. Furbee continued, “At Bairoil, we continued to make progress on our carbon storage initiatives. Effective June 1, we amended our CO₂ purchase agreement to increase the amount of CO₂ delivered to the field. This additional CO₂ also qualifies for Section 45Q tax credits, which will generate a larger rebate from our CO₂ supplier. We expect the amended contract will lower lease operating expenses by approximately $5.0 million per year. This contract amendment helps demonstrate the intrinsic value associated with our existing CO₂ infrastructure and available pore space.”

Mr. Furbee concluded, “In addition to the positive developments at Beta and Bairoil, the Company’s board of directors approved a share repurchase program. We believe the Company’s stock is trading at a meaningful discount to its net asset value and repurchasing up to $15.0 million will be accretive to our shareholders. We also believe returning capital to shareholders demonstrates our commitment to allocating capital to the opportunities demonstrating the highest risk adjusted return.”

Share Repurchase Program

The board of directors believes that the Company's current share price does not adequately reflect the underlying value of its assets, cash flow generation potential, and long-term strategic opportunities. As a result, the Board has approved a share repurchase program, reflecting its confidence in the Company's outlook and commitment to disciplined capital allocation. The Company believes opportunistic repurchases represent an attractive investment and an effective way to enhance long-term shareholder value. The authorization permits the repurchase of up to $15.0 million of Amplify's common stock, representing approximately 10% of the Company's currently outstanding shares using recent prices. Under the share repurchase program, repurchases may begin after market open on August 11, 2026 and continue through and including December 31, 2026.

Repurchases under the share repurchase program may be made from time to time through open market repurchases or through privately negotiated transactions subject to market conditions, applicable legal requirements, and other relevant factors. Open market repurchases may be structured to occur in accordance with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of shares of its common stock under this authorization. The Company is not obligated under the share repurchase program to acquire any particular amount of common stock, and the Company may terminate or suspend the share repurchase program at any time. The timing and actual number of shares repurchased may depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities.

Bairoil CO₂ Agreement

On June 1, 2026, the Company entered into a Second Amended and Restated Carbon Dioxide Sale and Purchase Agreement with its third-party supplier (the “CO₂ Agreement”). Under the CO₂ Agreement, Amplify’s counterparty continues to supply CO₂ for use in the Company’s enhanced oil recovery operations (“EOR”) in the Lost Soldier-Wertz field in Wyoming. The Company expects the amended agreement, together with the initial CO₂ agreement announced in 2025, will generate approximately $10 million in annual cost savings compared to the prior agreement.

Key Financial Results – 2nd Quarter

During the second quarter of 2026, the Company reported net income of approximately $17.3 million compared to a net loss of $38.1 million in the prior quarter. Net income in the quarter was primarily attributable to a $22.6 million non-cash unrealized gain on commodity derivatives during the period. Excluding the impact of the non-cash unrealized gain on commodity derivatives and additional other one-time impacts, Amplify generated an Adjusted Net Loss of $1.7 million in the second quarter of 2026. Second quarter 2026

Adjusted EBITDA was $8.6 million and Free Cash Flow was negative $12.9 million. Both Adjusted EBITDA and Free Cash Flow were in line with expectations.

	Second Quarter	First Quarter
$ in millions	2026	2026
Net income (loss)	$17.3	$(38.1)
Net cash provided by (used in) operating activities	$2.8	$4.5
Average daily production (MBoe/d)	6.8	6.4
Total revenues excluding hedges	$52.7	$37.5
Adjusted EBITDA (a non-GAAP financial measure)	$8.6	$3.8
Adjusted net income (loss), (a non-GAAP financial measure)	$(1.7)	$(3.9)
Total capital	$20.7	$21.0
Free Cash Flow (a non-GAAP financial measure)	$(12.9)	$(18.1)

Corporate Production and Pricing

During the second quarter of 2026, average daily production was approximately 6.8 MBopd and 100% crude oil. Compared to the prior quarter, Beta average daily production increased by approximately 11%, while Bairoil average daily production increased by 1%. As previously announced Amplify successfully obtained royalty relief at its Beta field effective May 1, 2026, which reduced the Company’s royalty burden by approximately 50.0% (from 25.0% to approximately 12.5%), resulting in higher production and revenue. Royalty relief is subject to pricing and production thresholds, detailed further in our latest Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which Amplify expects to file with the SEC on August 10, 2026.

Total oil revenues for the second quarter of 2026 were approximately $52.6 million, before the impact of derivatives. The Company realized a net loss on commodity derivatives of $13.6 million during the second quarter of 2026.

The following table sets forth information regarding average realized crude sales prices for the periods indicated:

	Crude Oil ($/Bbl)
	Three	Three
	Months	Months
	Ended	Ended
	June 30,	March 31,
	2026	2026
Average Brent Price	$96.80	$77.67
Average WTI Price	$92.79	$71.93

Average sales price exclusive of realized derivatives	$85.41	$64.93
Realized derivatives	(22.13)	(4.43)

Average sales price inclusive of realized derivatives	$63.27	$60.49

Marketing Update

Over the past several quarters at Beta, Amplify has had to navigate changing market dynamics as refining capacity in California declines, reducing the number of available outlets for locally produced crude oil. As a result, marketing deducts have increased, reducing Amplify’s realized oil price. In response, the Company is pursuing multiple paths, including offshore buoys, new pipeline connections, and trucking, to increase its available markets and improve pricing. For the balance of the year, Amplify has updated its guidance to reflect larger deducts in its realized commodity price assumptions.

Costs and Expenses

In the second quarter of 2026, lease operating expenses were approximately $22.7 million, which was in line with expectations. Due to changes in the CO2 agreement and ongoing cost saving initiatives at Beta, full-year 2026 lease operating expense guidance has been reduced to $80.0 to $95.0 million.

Severance and ad valorem taxes in the second quarter of 2026 were approximately $3.0 million, which was higher than the prior quarter due to higher physical prices. Severance and ad valorem taxes as a percentage of revenue were approximately 5.8% in the second quarter of 2026 and were in line with guidance.

Amplify incurred approximately $0.7 million, or $1.11 per Bbl, of gathering, processing and transportation (“GP&T”) expenses in the second quarter of 2026.

Cash G&A expenses in the second quarter of 2026 were approximately $5.1 million compared to $6.3 million in the first quarter of 2026. The Company expects full-year cash G&A to be in line with our previously announced guidance range of $17.0 to $22.0 million.

In the second quarter of 2026, depreciation, depletion, and amortization expense totaled approximately $4.9 million and net interest expense was $0.9 million. As noted in last quarter’s earnings release, interest expense is primarily related to surety bond premiums for the Beta asset. Amplify recorded a $5.9 million deferred income tax expense for the second quarter of 2026.

Second Quarter Capital Investments

Cash capital investment during the second quarter of 2026 was approximately $20.7 million. The Company’s capital allocation in the quarter was primarily invested in development drilling and recompletions at Beta.

The following table details Amplify’s capital invested during the second quarter of 2026:

	Second Quarter	Year to Date
	2026 Capital	2026 Capital
	($ MM)	($ MM)
Bairoil	$0.6	$1.0
Beta	20.1	$40.7
Total Capital Invested	$20.7	$41.7

Operations Update

Beta

At Beta, Amplify continued to advance its development program during and shortly after the second quarter, drilling the C29 and C16 wells in the Joulters fault block targeting the D Sand reservoir. The C29 well was completed in June and achieved a peak IP30 rate of approximately 525 Bopd, while the C16 well was completed in July and delivered a peak IP30 rate of approximately 550 Bopd. At current commodity prices, Amplify expects both wells to achieve payout in approximately 15 months and generate an internal rate of return (IRR) of approximately 100%.

Early production performance from both wells remains consistent with the Company's established type curves. These results further demonstrate the quality, predictability, and repeatability of the D Sand development program and reinforce management's confidence in the field's remaining drilling inventory and future development potential.

In addition to the contribution from new wells, Beta began benefiting from royalty relief during the second quarter following the May 1, 2026, effective date of the program. The royalty relief materially increased net production, revenue, and cash flow during the quarter. Because the second quarter reflected only a partial-quarter benefit from royalty relief and only a limited contribution from the C29 and C16 wells, management expects future quarters to benefit from a meaningful increase in net production, revenue and cash flow as both royalty relief and recent development activity are reflected over full reporting periods.

Beyond drilling, Amplify sees additional value creation opportunities through field optimization initiatives. During the second half of 2026, the Company plans to focus on 1) waterflood and pressure maintenance optimization efforts in portions of the reservoir that have experienced reduced injection support, and 2) targeted workover projects designed to restore production from existing wells that have been offline due to pump failures that occurred during the drilling campaign in the first half of 2026. Management believes these lower-capital projects can generate attractive returns while improving overall field performance.

As part of its ongoing capital allocation process, Amplify is evaluating the appropriate level of development activity for the remainder of 2026. While the Company remains confident in the quality of its drilling inventory at Beta, management is considering all alternatives with respect to its go-forward capital allocation. Given the Company's recently approved share repurchase program and management's view that Amplify's shares trade below intrinsic value, the Company may reduce or defer portions of its remaining 2026 drilling activity in order to generate the highest risk adjusted returns for its shareholders.

Bairoil

At Bairoil, Amplify continues to execute a strategy focused on maximizing the value of its extensive CO₂ infrastructure, available pore space and its recently obtained certification under the CSA ANSI/ISO EOR Operations Management Plan. During the second quarter, the Company amended its CO₂ supply agreement, creating an opportunity to receive additional economic benefits associated with CO₂ volumes delivered to the field. Management views this agreement as an important first step in monetizing strategic assets that have historically been undervalued in the Company's market valuation.

The amended agreement not only lowers the Company's net cost of CO₂ but also allows Amplify to participate in value generated from carbon-related incentives associated with CO₂ injected and retained within the reservoir. As a result, the agreement creates a new rebate and cost-saving opportunity that is largely independent of commodity prices and demonstrates how the Company's existing carbon management infrastructure can generate additional shareholder value beyond traditional oil production.

In addition, recent increases in oil prices have improved the economics of operating additional compression capacity at Bairoil. As a result, Amplify has elected to increase CO₂ circulation rates through the reservoir by operating additional compressors following recent repairs and optimization efforts at the CO₂ plant. While this strategy is expected to increase lease operating expenses due to higher power and compression costs, management believes the incremental oil production generated by higher CO₂ circulation rates will more than offset the additional operating expense and enhance field-level free cash flow. This approach reflects Amplify's continued focus on dynamically optimizing operations in response to changing commodity prices and maximizing returns from its enhanced oil recovery program.

Looking forward, management believes the amended CO₂ agreement highlights the broader strategic opportunity at Bairoil. The Company's available pore space, CO₂ infrastructure, and carbon management capabilities create the potential for additional commercial arrangements that could further enhance the value of these assets while simultaneously supporting continued oil production and enhanced recovery operations. Amplify believes this combination of traditional enhanced oil recovery operations and carbon-related value creation provides a differentiated opportunity to generate long-term shareholder value.

Revolving Credit Facility and Liquidity

On June 10, 2026, the Company completed its semi-annual borrowing base redetermination, which was reaffirmed at $25.0 million and elected commitments of $15.0 million.

As of June 30, 2026, Amplify had no debt outstanding under its revolving credit facility. As of such date, Amplify’s liquidity was approximately $36.2 million, consisting of $21.2 million of cash on hand and available borrowing capacity of approximately $15.0 million.

Full-Year 2026 Guidance

Based on the aforementioned changes in capital allocation, commodity prices and marketing conditions, Amplify is providing updated guidance for 2026. Despite these changes, the Company’s projected 2026 Adjusted EBITDA remains relatively unchanged from its previous guidance.

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2026 guidance is based on its current expectations regarding capital investment levels and flat commodity prices for crude oil of $75/Bbl (WTI) and on the assumption that market demand and prices for oil will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	March 9th, 2026				August 10th, 2026
	Previous Guidance				Guidance			Guidance
	FY 2026E			1H 2026	2H 2026			FY 2026E
	Low		High	Reported	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	6.7	—	7.9	6.6	7.5	—	8.2	7.0	—	7.5

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(6.00)	—	$(9.00)	$(6.91)	$(12.00)	—	$(14.00)	$(9.00)	—	$(11.00)

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$2	—	$3	$1	$1	—	$2	$2	—	$3

Average Costs
Lease Operating ($ MM)	$80	—	$100	$45	$35	—	$50	$80	—	$95
Taxes (% of Revenue)(1)	5.0%	—	6.0%	6.0%	6.0%	—	7.0%	5.0%	—	7.0%
Recurring Cash General and Administrative ($ MM)(2)(3)	$17	—	$22	$11	$6	—	$11	$17	—	$22

Adjusted EBITDA ($ MM)(2)(3)	$20	—	$45	$12	$18	—	$28	$30	—	$40
Cash Interest Expense ($ MM)	$3	—	$4	$2	$1	—	$2	$3	—	$4
Capital Investment ($ MM)	$45	—	$65	$41	$4	—	$14	$45	—	$55
Beta Sinking Fund ($ MM)	$9	—	$9	$5	$4	—	$4	$9	—	$9
Share Repurchase ($ MM)(4)	$0	—	$0	$0	$0	—	$15	$0	—	$15

(1) Includes production, ad valorem and franchise taxes

(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A and Adjusted EBITDA, non-GAAP measures

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

(4) Share Repurchases reflect the announced authorization from Amplify's board of directors to repurchase up to $15.0 million of Amplify's common stock. Amplify is not obligated to acquire any particular amount of common stock.

Hedging

Amplify maintains a robust hedge portfolio designed to support cash flows and provide downside protection in periods of commodity price volatility, further enhancing forward cash flow visibility. In the second quarter of 2026, the Company entered into Brent crude oil swaps covering portions of 2027 with a weighted average price of $75.00/Bbl. As of June 30, 2026, the Company was hedged approximately 70 – 75% of its expected PDP oil production for the remainder of 2026 and approximately 55 – 65% of its expected PDP oil production for 2027.

Amplify has posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which Amplify expects to file with the SEC on August 10, 2026.

About Amplify Energy

Amplify Energy Corp. is an independent oil company engaged in the acquisition, development, exploitation, and production of oil. Amplify’s operations are focused in Beta (Pacific Outer Continental Shelf) and Bairoil (Rockies). For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the Company’s evaluation and implementation of strategic alternatives; the Company’s implementation of the share repurchase program and the resulting purchases thereunder; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; the remediation of a material weakness; and the impact of local, state and federal governmental regulations, including those related to climate change, and potential changes in these regulations. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense, net; Income tax expense (benefit); DD&A; Impairment expense; Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of properties; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related costs; Loss on settlement of AROs; Bad debt expense; Severance payments; Pipeline incident loss and other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income (Loss). Amplify defines Adjusted Net Income (Loss) as net income (loss) adjusted for unrealized loss (gain) on commodity derivative instruments, acquisition and divestiture-related expenses, impairment expense, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted Net Income (Loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free Cash Flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to Free Cash Flow are net income and net cash provided by operating activities.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; severance payments; and other non-routine items that we deem appropriate. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measure most directly comparable to cash G&A is total G&A expense.

Contacts

Jim Frew -- President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Vice President, Finance and Treasury

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2026	March 31, 2026
Revenues:
Oil and natural gas sales	$52,577	$37,263
Other revenues	109	201
Total revenues	52,686	37,464

Costs and Expenses:
Lease operating expense	22,676	22,154
Pipeline incident loss	167	12
Gathering, processing and transportation	684	759
Exploration	11	—
Taxes other than income	3,044	2,340
Depreciation, depletion and amortization	4,916	5,660
General and administrative expense	6,993	8,913
Accretion of asset retirement obligations	1,270	1,248
Realized (gain) loss on commodity derivatives	13,615	2,374
Unrealized (gain) loss on commodity derivatives	(22,624)	43,448
(Gain) loss on sale of properties	(1,573)	(164)
Other, net	262	30
Total costs and expenses	29,441	86,774

Operating Income (loss)	23,245	(49,310)

Other Income (Expense):
Interest expense, net	(910)	(988)
Other income (expense)	863	624
Total Other Income (Expense)	(47)	(364)

Income (loss) before reorganization items, net and income taxes	23,198	(49,674)

Income tax benefit (expense) - current	—	—
Income tax benefit (expense) - deferred	(5,899)	11,558
Net income (loss)	$17,299	$(38,116)

Earnings per share:
Basic and diluted earnings (loss) per share	$0.40	$(0.93)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2026	March 31, 2026
Oil and natural gas revenue:
Oil Sales	$52,536	$37,408
NGL Sales	157	(93)
Natural Gas Sales	(116)	(52)
Total oil and natural gas sales - Unhedged	$52,577	$37,263

Production volumes:
Oil Sales - MBbls	615	576
NGL Sales - MBbls	1	2
Natural Gas Sales - MMcf	11	7
Total - MBoe	617	580
Total - MBoe/d	6.8	6.4

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$85.41	$64.93
NGL - per Bbl	$290.22	$(37.36)
Natural gas - per Mcf	$(10.37)	$(6.93)
Total - per Boe	$85.14	$64.26

Average unit costs per Boe:
Lease operating expense	$36.75	$38.20
Gathering, processing and transportation	$1.11	$1.31
Taxes other than income	$4.93	$4.03
General and administrative expense	$11.33	$15.37
Depletion, depreciation, and amortization	$7.97	$9.76

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	June 30, 2026	March 31, 2026
Production volumes - MBOE
Bairoil	247	244
Beta	368	332
Divested Assets	2	4
Total - MBOE	617	580
Total - MBoe/d	6.8	6.4
% - Liquids	100%	100%

Lease operating expense - $M
Bairoil	$10,789	$11,926
Beta	11,872	10,037
Divested Assets	15	192
Total Lease operating expense:	$22,676	$22,155

Capital expenditures - $M
Bairoil	$627	$378
Beta	20,099	20,598
Total Capital expenditures:	$20,726	$20,976

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	June 30, 2026	March 31, 2026
Assets
Cash and Cash Equivalents	$21,212	$41,486
Accounts Receivable	19,532	19,860
Other Current Assets	24,965	23,926
Total Current Assets	$65,709	$85,272

Net Oil and Gas Properties	$220,064	$204,216
Other Long-Term Assets	290,321	291,618
Total Assets	$576,094	$581,106

Liabilities
Accounts Payable	$22,055	$22,477
Accrued Liabilities	20,385	20,684
Other Current Liabilities	7,839	30,281
Total Current Liabilities	$50,279	$73,442

Asset Retirement Obligation	$74,757	$73,504
Other Long-Term Liabilities	11,971	13,593
Total Liabilities	$137,007	$160,539

Shareholders' Equity
Common Stock & APIC	$447,404	$446,183
Accumulated Earnings (Deficit)	(8,317)	(25,616)
Total Shareholders' Equity	$439,087	$420,567

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2026	March 31, 2026
Net cash provided by (used in) operating activities	$2,835	$4,474
Net cash provided by (used in) investing activities	(23,018)	(21,558)
Net cash provided by (used in) financing activities	(91)	(2,096)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	June 30, 2026	March 31, 2026
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$2,835	$4,474
Changes in working capital	4,186	(2,350)
Interest expense, net	910	988
Cash settlements paid (received) on terminated commodity derivatives	—	350
Amortization of gain associated with terminated commodity derivatives	173	(250)
Amortization and write-off of deferred financing fees	(87)	(80)
Exploration costs	11	—
Acquisition and divestiture related costs	97	73
Plugging and abandonment cost	322	30
Severance payments	—	320
Pipeline incident loss	167	12
Other	—	204
Adjusted EBITDA:	$8,614	$3,771

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$8,614	$3,771
Less: Cash interest expense	823	908
Less: Capital expenditures	20,726	20,976
Free Cash Flow:	$(12,935)	$(18,113)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	June 30, 2026	March 31, 2026
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$17,299	$(38,116)
Interest expense, net	910	988
Income tax expense (benefit) - deferred	5,899	(11,558)
Depreciation, depletion and amortization	4,916	5,660
Accretion of asset retirement obligations	1,270	1,248
(Gains) losses on commodity derivatives	(9,009)	45,822
Cash settlements received (paid) on expired commodity derivative instruments	(13,615)	(2,554)
Amortization of gain associated with terminated commodity derivatives	173	(250)
Acquisition and divestiture related costs	97	73
Share-based compensation expense	1,241	2,056
(Gain) loss on sale of properties	(1,573)	(164)
Exploration costs	11	—
Loss on settlement of AROs	262	30
Bad debt expense	566	—
Severance payments	—	320
Pipeline incident loss	167	12
Other	—	204
Adjusted EBITDA:	$8,614	$3,771

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$8,614	$3,771
Less: Cash interest expense	823	908
Less: Capital expenditures	20,726	20,976
Free Cash Flow:	$(12,935)	$(18,113)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	June 30, 2026	March 31, 2026
Reconciliation of Adjusted Net Income (Loss):
Net income (loss)	$17,299	$(38,116)
Unrealized (gain) loss on commodity derivatives	(22,624)	43,448
Acquisition and divestiture related costs	97	73
Non-recurring costs:
(Gain) loss on sale of properties	(1,573)	(164)
Income tax effect of unrealized derivative instruments	4,751	(9,124)
Tax effect of adjustments	310	19
Adjusted net income (loss)	$(1,740)	$(3,864)

Note: Impact of income tax effect of unrealized derivative instruments previously excluded.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Cash General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	June 30, 2026	March 31, 2026
General and administrative expense	$6,993	$8,913
Less: Share-based compensation expense	1,241	2,056
Less: Acquisition and divestiture costs	97	73
Less: Bad debt expense	566	—
Less: Severance payments	—	320
Less: Other	—	204
Total Cash General and Administrative Expense	$5,089	$6,260